EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 13, 2005 accompanying the consolidated financial statements and Schedule II and management’s assessment of the effectiveness of internal control over financial reporting included in the annual report of Pemstar Inc. on Form 10-K for the year ended March 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Pemstar Inc. on Forms S-8 (File No. 333-44044, File No. 333-97517 and File No. 333-112974) and Forms S-3 and amendment (File No. 333-75284 and File No. 333-97511).

                        /s/ Grant Thornton LLP

Minneapolis, Minnesota

June 13, 2005